Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

U.S. Well Services, Inc.:

We consent to the use of our report incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 14, 2019, refers to a new basis for presentation as the accompanying consolidated financial statements for the Successor periods include assets acquired and liabilities assumed that were recorded at fair value having carrying amounts not comparable with prior periods as discussed in note 4 to the consolidated financial statements.

/s/ KPMG LLP

Houston, Texas

November 7, 2019